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                                                                   EXHIBIT 10.52

                               December 10, 1998

Mr. Van D. Groenewold
1143 West Townley Avenue
Phoenix, Arizona  85021

Dear Dick:

     As we discussed several times, we would like to provide you with an additional incentive to work beyond retirement and at the same time award you for your years of valuable service. In this regard, following is a summary of your agreement with WinCup Holdings, Inc. ("WinCup") regarding your continued employment with WinCup:

     1. You agree that so long as you are physically capable of doing so you will continue to work full-time for WinCup in your current capacity for a period of twenty-four (24) months commencing on the date of your execution of this letter agreement (the "Initial Term").

     2. Upon expiration of the Initial Term you shall have the option to extend your employment for up to three (3) successive one (1) year terms (each, a "Renewal Term" and together with the Initial Term, the "Term"). These options are each exercisable by written notice to WinCup no later than thirty (30) days prior to the expiration of the Initial Term or Renewal Term then in effect. You agree that during each Renewal Term you will continue, for so long as you are physically capable of doing so, to work full-time for WinCup in your current capacity.

     3. As consideration for your continued employment, WinCup agrees to contribute on your behalf the pre-tax sum of $75,000 into an investment fund agreeable to you and WinCup. The terms and conditions governing this investment shall be governed by a separate agreement between you and WinCup. In addition, you will receive, within thirty
          (30) days after the end of each year of the Term during which you continue to work full-time in your current capacity, a bonus of up to one hundred percent (100%) of your annual salary then in effect (each, an "Incentive Payment"). The Incentive Payment will be based on your performance during such year of the Term in the following areas:

          (a) Completion of the thermoformed cup project, which should be operational upon expiration of the non-competition provision between the Company and Fort James Operating Company (formerly James River) and should include state of the art equipment which ensures low production costs and high quality product;
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Mr. Van D. Groenewold
December 9, 1998


          (b) In the event the Company completes the Thermocup acquisition, re-engineering the Thermocup plant within one (1) year, to include all machines, molds, packing equipment and printers;

          (c)  Training of a successor to replace you upon your retirement;

          (d) Completion of fine tuning of the Stone Mountain re-engineering projects to enable that facility to be a low cost producer within the Company through packing room automation resulting in a reduction of manpower and further reduction in utility costs; and

          (e)  Oversight of completion of engineering projects.

          You will be eligible to receive the Incentive Payment for a year of the Term only if you have worked full-time in your current capacity for the entire year of the Term, except that if you are unable to work full-time in your current capacity for the entire year of the Term due to your death or disability, then you will receive a pro rata portion of the Incentive Payment based on the number of days you worked full-time in your current capacity during the year of the Term.

          The Incentive Payment structure outlined above will replace any bonus program in which you currently participate.

     If you are in agreement with the above terms and conditions, please sign in the space provided below and return the signed copy to my attention.

                                    Warmest Personal Regards,


                                    /s/ Michael T. Kennedy

                                    Michael T. Kennedy,
                                    Chairman and CEO



Agreed and Accepted
This 14th day of December, 1998:
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/s/ Van D. Groenewold
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    Van D. Groenewold